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                                                                  Exhibit (d)(5)

                           NON-DISCLOSURE AGREEMENT

     Whereas Tribune Company and Knight-Ridder, Inc., on the one hand, and CareerBuilder, Inc., on the other, (collectively, the "Parties"), are desirous of exchanging information for the purpose of exploring the possibility of establishing a business relationship with each other (the "Transaction"); and,

     Whereas, each of the Parties has information which it considers proprietary and confidential, including, but not limited to, information relating to its existing and planned lines of business, financial forecasts, markets, customers, suppliers, contracts, backlog, hardware and software systems, trade secrets and stock ownership and all materials prepared on the basis of any of the foregoing (collectively, "Confidential Information").

     Now, therefore, the Parties hereto agree as follows:

     1. One party hereto ("Owner") may disclose to the other party hereto ("Recipient") certain Confidential Information pursuant to this Agreement which Owner deems proprietary and confidential. The Parties agree that Recipient shall not use and shall prevent the disclosure of any information it receives from Owner that is marked PROPRIETARY AND CONFIDENTIAL, or similarly marked, or any other information (whether delivered in writing or verbally) which by its nature would be reasonably considered as confidential, to any other person, firm or corporation or delivered in connection with the evaluation of the Transaction, except as provided herein, and shall use the same degree of care to avoid disclosure of such information as Recipient employs with respect to its own Confidential Information of like importance.

     2. Notwithstanding the provisions of Paragraph 1 above, the Parties may disclose the Confidential Information disclosed under this Agreement to their employees and/or agents, but only for the purpose of supplying the Party with sufficient information to enable the Party to evaluate the potential value of establishing a business and/or contractual relationship with each other. The Recipient will inform each of its employees, agents and affiliates (collectively, "Representatives") who will receive Confidential Information of the obligations under this Agreement and agrees to take all commercially reasonable measures to restrain its Representatives from taking any action that would constitute a breach of the terms of this Agreement. In any event, the Recipient shall be responsible for any breach of the terms of this Agreement by any of its Representatives.

     3. The Parties hereto agree that information shall not be deemed Confidential Information, and Recipient shall have no obligation with respect to any such information which:

          (i) was generally known to the public prior to the disclosure under this Agreement;

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          (ii)   is already known to Recipient prior to October 27, 1999, as evidenced by the written electronically stored records of the Party dated prior to October 27, 1999; or

          (iii) is or becomes publicly known through no wrongful act of Recipient or any person to whom the Recipient discloses such information; or

          (iv) is received by a third party without breach of this Agreement or any other obligation to maintain the confidentiality of such information;

          (v)    is independently developed by Recipient; or

          (vi)   is approved for release by written authorization of Owner; or

          (vii) is disclosed pursuant to the lawful requirement or request of a governmental agency, or disclosure is required by operation of law.

     4. Each of the Parties agrees, unless otherwise required by law, not to disclose to any other person the fact that the Confidential information has been made available to the other Party, that discussions or negotiations are taking place concerning the Transaction between the Parties, or any of the terms, conditions or other facts with respect thereto (including the status thereof).

     5. All written data delivered by Owner to the Recipient pursuant to this Agreement shall be and remain the property of Owner, and all such written data, and all copies thereof, shall be promptly returned to Owner upon written request, or destroyed at Owner's option.

     6. This Agreement shall be binding on, and shall inure to the benefit of, the Parties hereto, their heirs, successors, and assigns.

     7. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, expressed, implied, or otherwise for any invention, discovery or improvement made, conceived or acquired prior to or after the date of this Agreement.

     8. This Agreement shall be construed, interpreted, and enforced pursuant to the laws and judicial precedents of the State of California, without reference to principles of conflicts of law.

     9. This Agreement may be amended only by a written instrument duly executed by each of the Parties.

     10. The undersigned represent and warrant that they are authorized to enter this Agreement and to be bound by the terms of this Agreement.

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     11.  Neither Party makes any representations or warranties as to the accuracy or completeness of the Confidential Information and neither Party shall have any liability to the other resulting from any use of the Confidential Information which is consistent with this Agreement.

     12. Without impairing any other provision hereof, each Party hereto will promptly advise the other of any breaches of this Agreement.

     13. Nothing in this Agreement shall impose any obligation upon the Parties hereto to consummate a Transaction or to enter into any discussion or negotiations with respect thereto.

     14. This Agreement shall be effective from and after the date set forth below and shall terminate eighteen months thereafter.

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     IN WITNESS WHEREOF, the Parties hereto agree that the effective date of this Agreement shall be June 20th, 2000.

Tribune Company

By:      /s/ David D. Hiller
        ---------------------

Title:   President, Tribune Interactive, Inc.

Date:    June 20, 2000

Knight-Ridder, Inc.

By:      /s/ Daniel J. Finnigan
        ------------------------

Title:   Vice President

Date:    June 20, 2000


CareerBuilder, Inc.

By:      /s/ James A. Tholen
        ---------------------

Title:   Senior Vice President and Chief Financial Officer

Date:    June 20, 2000


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